Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in SunOpta, Inc’s Registration Statement Nos. 333-197235 and 333-180647 on Form S-3 and Registration Statement Nos. 333-191777, 333-161662, 333-144827, 333-124911, and 333-176675 on Form S-8 of our report dated September 3, 2015 relating to the financial statements of Sunrise Holdings (Delaware), Inc. as of December 31, 2014 and December 31, 2013, and for the year ended December 31, 2014 and the period from March 19, 2013 to December 31, 2013 appearing in the Form 8-K filed by SunOpta, Inc. on September 15, 2015.

/s/ Deloitte & Touche LLP Costa Mesa, California
September 14, 2015